Exhibit 4.1(d)

AMENDED AND RESTATED SECURITY AGREEMENT

dated as of

August 9, 2006

amended and restated as of June 23, 2009

among

NIELSEN FINANCE LLC,

THE OTHER GRANTORS IDENTIFIED HEREIN

and

CITIBANK, N.A.,

as Collateral Agent

-i-

Schedules

Schedule I Pledged Equity; Pledged Debt

Exhibits

Exhibit I Form of Security Agreement Supplement

Annexes

Annex A Form of First Lien Secured Party Consent

-ii-

AMENDED AND RESTATED SECURITY AGREEMENT dated as of August 9, 2006 and amended and restated as of June 23, 2009 among NIELSEN FINANCE LLC, the other Grantors identified herein and who become a party hereto from time to time and CITIBANK, N.A., as Collateral Agent for the First Lien Secured Parties (the “Collateral Agent”).

Reference is made to (i) the Credit Agreement dated as of August 9, 2006, as amended January 22, 2007, as further amended August 9, 2007 and as amended and restated as of June 23, 2009 (the “Credit Agreement”), among Nielsen Finance LLC, a Delaware limited liability company (together with its successors and assigns, “Nielsen”), TNC (US) HOLDINGS INC. (formerly known as VNU, Inc.), a New York corporation (together with its successors and assigns, “TNC” and, together with Nielsen, the “U.S. Borrowers”), Nielsen Holding and Finance B.V. (formerly known as VNU Holding and Finance B.V.), a private company organized under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands (together with its successors and assigns, the “Dutch Borrower” and, together with the U.S. Borrowers, the “Borrowers”), the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and CITIBANK, N.A., as Collateral Agent and (ii) that certain $500,000,000 Senior Secured Loan Agreement dated as of June 8, 2009 between Nielsen, as Borrower, Goldman Sachs Lending Partners LLC, as administrative agent, and the lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of the Loan Documents (the “Initial Permitted Debt Offering Agreement”). The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement and the Initial Permitted Debt Offering Agreement, as applicable. The obligations of the Lenders to extend such credit were conditioned upon, among other things, the execution and delivery of this Agreement (the “Original Security Agreement”). The Lenders have agreed to amend and restate the Credit Agreement to allow any Loan Party to incur Permitted Debt Offering Obligations. The Guarantors are affiliates of the Borrowers, will derive substantial benefits from (i) the extension of credit to the Borrowers pursuant to the Credit Agreement and the amendment and restatement thereof and (ii) the extension of credit under the Initial Permitted Debt Offering Agreement and future Permitted Debt Offering Agreements and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and enter into such amendment and restatement and to induce the lenders under the Permitted Debt Offering Agreements to extend the loans thereunder. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the New York UCC; provided that such term shall not include accounts receivable sold pursuant to any Permitted Receivables Financing.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent; it being understood that Citibank, N.A. may designate any of its Affiliates, including without limitation Citicorp International Limited, as administrative agent for a particular Alternative Currency (as defined in the Credit Agreement) and that such Affiliate shall be considered an Administrative Agent for all purposes under the Credit Agreement, or if a determination needs to be made and the Credit Agreement is no longer outstanding, the Applicable Authorized Representative (as defined in the Intercreditor Agreement).

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, or (ii) if such Person is an investment fund, any other investment fund the primary investment advisor to which is the primary investment advisor to such Person or an Affiliate thereof. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Collateral Agent, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Amended and Restated Security Agreement.

“Amendment Agreement” means the Amendment Agreement dated as of June 16, 2009 among the Borrowers, the Administrative Agent and the Lenders and Guarantors party thereto.

“Amendment Effective Date” has the meaning set forth in the Amendment Agreement.

“Applicable First Lien Representative” shall mean the “Applicable Authorized Representative” as defined in the Intercreditor Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Authorized Representative” shall mean (i) the Administrative Agent with respect to the Credit Agreement, (ii) Goldman Sachs Lending Partners LLC, with respect to the Initial Permitted Debt Offering Agreement and (iii) any duly authorized representative of any other First Lien Secured Parties under a Permitted Debt Offering Agreement designated as “Authorized Representative” for any First Lien Secured Parties in a First Lien Secured Party Consent delivered to the Collateral Agent.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Claiming Party” has the meaning assigned to such term in Section 5.02.

“Closing Date” means August 9, 2006.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Collateral Documents” means, collectively, this Agreement, each of the Mortgages (as defined in the Credit Agreement), collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.11 or Section 6.13 of the Credit Agreement or the equivalent provision of any Permitted Debt Offering Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the First Lien Secured Parties.

“Company” means The Nielsen Company B.V. (formerly known as VNU Group B.V.), a private company incorporated under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands, together with its successors and assigns.

“Contributing Party” has the meaning assigned to such term in Section 5.02.

“Covenant Parties” means (i) each of NHF, VNU International, ACN, TNC, and the Borrowers and (ii) at the Company’s sole discretion, upon written notice to the Administrative Agent, the Company and any Subsidiary of the Company as designated by the Company; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Covenant Parties shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11 of the Credit Agreement (it being understood that if no Test Period cited in Section 7.11 of the Credit Agreement has passed, the covenants in Section 7.11 of the Credit Agreement for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended and, as a condition precedent to the effectiveness of any such designation, Nielsen shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (iii) once an entity is designated a Covenant Party it remains a Covenant Party for the term of this Agreement.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments (as defined in the Credit Agreement)), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date (as defined in the Credit Agreement).

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Event of Default” shall mean an “Event of Default” under and as defined in the Credit Agreement, the Initial Permitted Debt Offering Agreement or any other Permitted Debt Offering Agreement.

“Existing L/C Issuer” means each bank which issued Existing Letters of Credit.

“Existing Letters of Credit” means all letters of credit outstanding on the Closing Date, as more fully described on Schedule 1.01F to the Existing Credit Agreement.

“First Lien Obligations” shall mean collectively, the Obligations, the Initial Permitted Debt Offering Obligations and the Permitted Debt Offering Obligations.

“First Lien Secured Parties” shall mean collectively, (i) the Secured Parties, (ii) the Authorized Representative under the Initial Permitted Debt Offering Agreement and the “Secured Parties” as defined therein and (iii) if any, the holders of Permitted Debt Offering Obligations and any Authorized Representative with respect thereto.

“First Lien Secured Party Consent” shall mean a consent in the form of Annex A to this Agreement executed by the Authorized Representative of any holders of Permitted Debt Offering Obligations pursuant to Section 6.19.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Company which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles based upon International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board, as in effect from time to time, unless and until Nielsen notifies the Administrative Agent in writing that Nielsen requests that GAAP be determined based on generally accepted accounting principles in the United States of America, as in effect from time to time, from which time GAAP will be so determined; provided, however, that if Nielsen notifies the Administrative Agent that Nielsen requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Nielsen that the Required Lenders (as defined in the Credit Agreement) request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“General Intangibles” has the meaning specified in Article 9 of the New York UCC, and shall include corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor, as the case may be, to secure payment by an Account Debtor of any of the Accounts; provided that such term shall not include any intellectual property and related assets subject to the Intellectual Property Security Agreement between certain of the Grantors and the Collateral Agent dated the date hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” means each of the U.S. Borrower, each Guarantor that is a party hereto, and each Guarantor that is a Domestic Subsidiary that becomes a party to this Agreement after the Closing Date; provided, that notwithstanding anything to the contrary in this Agreement, (i) the Third Party Pledgor is a party to this Agreement and a Grantor hereunder solely for the purpose of granting a security interest in the Equity Interests of TNC (US) Holdings Inc. (formerly known as VNU, Inc.) and ACN Holdings, Inc. (and shall not be deemed a “Grantor” for purposes of Article III hereunder other than with respect to items described in clause (xi) thereof with respect to such Equity Interests), (ii) the grant of a security interest by the Third Party Pledgor pursuant to this Agreement shall extend only to the Pledged Equity and items described in clause (xi) of Article III hereunder with respect to such Equity Interests of VNU, Inc. and ACN Holdings, Inc., as the case may be, and shall not extend to, and the Collateral pledged by the Third Party Pledgor shall not include, any other assets directly owned by such Third Party Pledgor, and (iii) the Third Party Pledgor shall not be subject to any representations, warranties or covenants contained herein, except to the extent directly applicable to such Pledged Equity.

“Guarantees” means the “Guarantees” as the defined in the Credit Agreement, the Initial Permitted Debt Offering Agreement or any Permitted Debt Offering Agreement.

“Guarantors” means the Company, VNU Intermediate Holding B.V. and the Subsidiaries included on the signature pages to the Existing Credit Agreement as Guarantors and those Subsidiaries that issue a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11 of the Credit Agreement and under each Permitted Debt Offering Agreement and, with respect to Obligations for which they would not otherwise be primarily liable, each U.S. Borrower and the Dutch Borrower.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, and (other than a Person already party hereto as a Lender) delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Section 9.07 and 10.15 of the Credit Agreement as if it were a Lender.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness; and

(g) all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h) to the extent not otherwise included above, all Guarantees (as defined in the Credit Agreement) of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include (1) the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and (2) the amount of any Receivables Net Investment and (B) in the case of the Company and its Subsidiaries, exclude (1) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice and (2) the Parent Intercompany Debt. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnitee” shall have the meaning assigned to such term in Section 6.03(b).

“Initial Permitted Debt Offering Obligations” shall mean all “Loan Obligations” as defined in the Initial Permitted Debt Offering Agreement and the Guarantees (as defined in the Initial Permitted Debt Offering Agreement) in respect thereof.

“Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement, dated as of June 23, 2009 among the Collateral Agent and each Authorized Representative from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Issuer” means Citibank, N.A., the Existing L/C Issuer, and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j) of the Credit Agreement, in each case, in its capacity as an issuer of Letters of Credit under the Credit Agreement, or any successor issuer of Letters of Credit under the Credit Agreement.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts (as defined in the Credit Agreement), including all L/C Borrowings (as defined in the Credit Agreement).

“Lenders” means each Lender under, and as defined in, the Credit Agreement.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of any Letter of Credit issued under the Credit Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (i) the Credit Agreement, (ii) the Notes (as defined in the Credit Agreement), (iii) the Collateral Documents and (iv) each Letter of Credit Application.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Subsidiaries, taken as a whole.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“NHF” means Nielsen Holding and Finance B.V. (formerly known as VNU Holding and Finance B.V.), a private company organized under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands.

“Nielsen” has the meaning set forth in the introductory paragraph to this Agreement.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (b) the obligation of any Loan Party or Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Original Security Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Perfection Certificate” means a certificate in the form of Exhibit G-1 to the Existing Credit Agreement or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a certificate supplement in the form of Exhibit G-2 to the Existing Credit Agreement or any other form approved by the Collateral Agent.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i) of the Credit Agreement.

“Permitted Debt Offering Agreement” shall mean (i) the Initial Permitted Debt Offering Agreement and (ii) any other indenture, credit agreement or other agreement, if any, pursuant to which any Grantor has or will incur Permitted Debt Offering Obligations; provided that, in each case (except in the case of the Initial Permitted Debt Offering Obligations), the Indebtedness thereunder has been designated as Permitted Debt Offering Obligations pursuant to and in accordance with Section 6.19.

“Permitted Debt Offering Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Permitted Debt Offering Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, that have been designated as Permitted Debt Offering Obligations pursuant to and in accordance with Section 6.19. Without limiting the generality of the foregoing, the Permitted Debt Offering Obligations of the Loan Parties under the Permitted Debt Offering Agreements (and of their Subsidiaries to the extent they have obligations under the Permitted Debt Offering Agreements) include (a) the obligation (including guarantee obligations) to pay principal, interest, letter of credit fees, reimbursement obligations, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Loan Party or Subsidiary under any Permitted Debt Offering Agreement and (b) the obligation of any Loan Party or Subsidiary to reimburse any amount in respect of any of the foregoing that any lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to the Loan Parties or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of the Loan Parties or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale/absolute transfer” opinion with respect to any transfer by the Loan Parties or any Subsidiary (other than a Special Purpose Receivables Subsidiary)), and (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed $100,000,000 at any time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pro Forma Basis” has the meaning assigned to such term in the Credit Agreement.

“Proceeds” has the meaning specified in Section 9-102 of the New York UCC.

“Prohibition” has the meaning assigned to such term in Section 5.04.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by any Covenant Party or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (c) of the definition of Consolidated Interest Expense in the Credit Agreement); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (including, in the case of a Loan Party organized under the laws of The Netherlands, the authorized number of managing directors or an attorney under a power of attorney of such Loan Party) and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Subsidiary” means any Subsidiary of a Covenant Party other than an Unrestricted Subsidiary.

“Rule 3-16” has the meaning assigned to such term in Section 3.01(d).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII of the Credit Agreement that is entered into by and between any Borrower or any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02 of the Credit Agreement.

“Security Agreement Supplement” means an instrument in the form of Exhibit I hereto.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of a Covenant Party established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with any Covenant Party or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event such Covenant Party or any such Subsidiary becomes subject to a proceeding under a Debtor Relief Law.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of NHF.

“Supplemental Agent” has the meaning specified in Section 9.13(a) of the Credit Agreement and “Supplemental Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any

other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Test Period” has the meaning assigned to such term in the Credit Agreement.

“Third Party Pledgor” means VNU International B.V., a private company organized under the laws of The Netherlands, having its corporate seat in Haarlem, The Netherlands.

“Treasury Services Agreement” means any agreement between any Loan Party and any Hedge Bank relating to treasury, depository, and cash management services or automated clearinghouse transfer of funds.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” means (i) each Subsidiary of a Covenant Party listed on Schedule 1.01B to the Existing Credit Agreement as of the Closing Date (in the case of each of NetRatings, Inc. and BuzzMetrics, Inc., from the Closing Date through the date on which they were redesignated as Restricted Subsidiaries) and (ii) any Subsidiary of a Covenant Party designated by the board of directors of Nielsen as an Unrestricted Subsidiary pursuant to Section 6.14 of the Credit Agreement and each applicable Permitted Debt Offering Agreement subsequent to the Closing Date.

“U.S. Borrower” has the meaning assigned to such term in the preliminary statement of this Agreement.

SECTION 1.03. Amendment and Restatement. This Agreement amends and restates the Original Security Agreement. The Obligations of the Grantors under the Original Security Agreement and the grant of security interest in the Collateral by the Grantors under the Original Security Agreement shall continue under this Agreement, and shall not in any event be terminated, extinguished or annulled, but shall hereafter be governed by this Agreement. All references to the Original Security Agreement in any Loan Document (other than this Agreement) or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof. It is understood and agreed that the Original Security Agreement is being amended and restated by entry into this Agreement on the date hereof.

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the First Lien Obligations, including the Guarantees, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the First Lien Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the First Lien Secured Parties and confirms its continuing prior grant to the Collateral Agent for the benefit of the Secured Parties of, a security interest in, all of such Grantor’s right, title and interest in, to and under (i) all Equity Interests held by it and listed on Schedule I and any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include (A) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary of a Domestic Subsidiary, (B) Equity Interests of any Subsidiary of a Foreign Subsidiary, (C) Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition financed with Indebtedness incurred pursuant to Section 7.03(t) of the Credit Agreement if and so long as the terms of such Indebtedness prohibit the creation of a Lien in favor of the Collateral Agent for the benefit of the First Lien Secured Parties on such Equity Interests, (D) Equity Interests of any Person that is not a direct or indirect, wholly owned Subsidiary of Nielsen, to the extent such pledge is prohibited by law or contract, (E) Equity Interests of any Subsidiary with respect to which the Administrative Agent determines (with an acknowledgement to the U.S. Borrower) that the costs or other consequences (including adverse tax consequences) of providing a pledge of its Equity Interests is excessive in view of the benefits to be obtained by the Lenders, (F) any Equity Interests to the extent that, as of the Closing Date, and for so long as, such a pledge of such Equity Interests would violate law, or, with respect to Equity Interests of a Foreign Subsidiary, a contractual obligation binding on or relating to such Equity Interests, and (G) any Equity Interests held by the Third Party Pledgor at any time other than Equity Interests in TNC (US) Holdings, Inc. and ACN Holdings, Inc., (ii) (A) the debt securities owned by it and listed opposite the name of such Grantor on Schedule I, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt”); (iii) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 2.01; (iv) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above; (v) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and (vi) all Proceeds of any of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the First Lien Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 2.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent, for the benefit of the First Lien Secured Parties, any and all Pledged Securities (other than any uncertificated securities, but only for so long as such securities remain uncertificated) to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 2.02.

(b) Each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $10,000,000 owed to such Grantor by any Person to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent, for the benefit of the First Lien Secured Parties, pursuant to the terms hereof.

(c) Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 2.03. Representations, Warranties and Covenants. The U.S. Borrower represents and warrants, as to itself and the other Grantors, to and with the Collateral Agent, for the benefit of the First Lien Secured Parties, that:

(a) Schedule I correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity and includes all material Equity Interests, debt securities and promissory notes required to be pledged hereunder pursuant to the Credit Agreement and each Permitted Debt Offering Agreement;

(b) the Pledged Equity and Pledged Debt (solely with respect to Pledged Equity and Pledged Debt issued by a Person other than VNUHF or a Subsidiary of VNUHF, to the best of the U.S. Borrower’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Equity, are fully paid and nonassessable and (ii) in the case of Pledged Debt (solely with respect to Pledged Debt issued by a Person other than VNUHF or a Subsidiary of VNUHF, to the best of the U.S. Borrower’s knowledge), are legal, valid and binding obligations of the issuers thereof;

(c) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement and each Permitted Debt Offering Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as owned by such Grantors, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and expressly permitted pursuant to each Permitted Debt Offering Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and expressly permitted pursuant to each Permitted Debt Offering Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally or laws, rules or regulations governing the pledge of Equity Interests of Foreign Subsidiaries, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the First Lien Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect and other than with respect to any laws, rules or regulations governing the pledge of Equity Interests of Foreign Subsidiaries);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities (other than Equity Interests of any Foreign Subsidiary) are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the First Lien Obligations; and

(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the First Lien Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests. (a) Each interest in any limited liability company or limited partnership controlled by any Grantor, pledged under Section 2.01 and represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC, and each such interest shall at all times hereafter be represented by a certificate.

(b) Each interest in any limited liability company or limited partnership controlled by any Grantor, pledged under Section 2.01 and not represented by a certificate shall not be a “security” within the meaning of Article 8 of the New York UCC and shall not be governed by Article 8 of the New York UCC, and the Grantors shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest, unless the applicable Grantor provides prior written notification to the Administrative Agent of such election and immediately delivers any such certificate to the Administrative Agent pursuant to the terms hereof.

SECTION 2.05. Registration in Nominee Name; Denominations. If an Event of Default shall occur and be continuing and the Collateral Agent shall give the U.S. Borrower notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the First Lien Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent and each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 2.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the U.S. Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement, the other Loan Documents and each Permitted Debt Offering Agreement; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other First Lien Secured Parties under this Agreement, the Credit Agreement, any other Loan Document or any Permitted Debt Offering Agreement or the ability of the First Lien Secured Parties to exercise the same.

(ii) The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged

Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents, each Permitted Debt Offering Agreement and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the First Lien Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the U.S. Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the U.S. Borrower of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders under the Credit Agreement or the then Applicable First Lien Representative, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of

Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

(d) Any notice given by the Collateral Agent to the U.S. Borrower suspending the rights of the Grantors under paragraph (a) of this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Security Interests in Personal Property

SECTION 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the First Lien Obligations, including the Guarantees, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the First Lien Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the First Lien Secured Parties, and confirms its continuing prior grant to the Collateral Agent for the benefit of the Secured Parties of, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Instruments;

(vii) all Inventory;

(viii) all Investment Property;

(ix) all books and records pertaining to the Article 9 Collateral;

(x) all Money and Deposit Accounts; and

(xi) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (and the term “Collateral” shall not include) (A) any vehicle covered by a certificate of title or ownership, (B) any Equity Interest excluded from the pledge made pursuant to Article II hereunder pursuant to clauses (A) through (G) of Section 2.01, (C) any asset with respect to which the Administrative Agent determines (with an acknowledgement to the U.S. Borrower) that the costs or other consequences (including adverse tax consequences) of providing a security interest in such asset is excessive in view of the benefits to be obtained by the Lenders, (D) any Equipment owned by any Grantor that is subject to a purchase money lien or a Capitalized Lease permitted by the Credit Agreement if the contract or other agreement in which such Encumbrance is granted (or the documentation providing for such Capitalized Lease) prohibits or requires the consent of any person other than the U.S. Borrower or any Subsidiary as a condition to the creation of any other security interest on such Equipment, (E) any assets with respect to which a security interest is not required to be granted under Section 6.11 of the Credit Agreement by reason of the second sentence of Section 6.11(b) or of Section 6.11(d) of the Credit Agreement or (F) any General Intangible, Investment Property or rights of a Grantor arising under any contract, lease, instrument, license or other document if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation of a valid and enforceable restriction in respect of such General Intangible, Investment Property or other such rights in favor of a third party or under any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained (for the avoidance of doubt, the restrictions described herein shall not include negative pledges or similar undertakings in favor of a lender or other financial counterparty) or (y) expressly give any other party in respect of any such contract, lease, instrument, license or other document, the right to terminate its obligations thereunder, provided, however, that the limitation set forth in clause (F) above shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable law, including the UCC. Each Grantor shall, if requested to do so by the Administrative Agent, the Collateral Agent or any Applicable First Lien Representative, use commercially reasonable efforts to obtain any such required consent that is reasonably obtainable with respect to Collateral which the Administrative Agent or the Collateral Agent or the Applicable First Lien Representative reasonably determines to be material.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the First Lien Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other First Lien Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) Notwithstanding anything to the contrary in Article II or Article III, the term “Pledged Equity,” “Pledged Collateral” or “Collateral”, as it refers to such Collateral securing Permitted Debt Offering Obligations for which the applicable Permitted Debt Offering Agreement specifies such obligations will be subject to this paragraph or whose Authorized Representative otherwise elects to be subject to this paragraph, shall not include any Equity Interests and other securities of a Subsidiary of the Company to the extent that the pledge of such Equity Interests and other securities would result in Nielsen or the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence and only with respect to the relevant Permitted Debt Offering Obligations affected; provided that neither Nielsen nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any Equity Interests pursuant to this clause (d). In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act of 1933, as amended (“Rule 3-16”) is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Authority) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Equity Interests secures the Permitted Debt Offering Obligations affected thereby, then the Equity Interests of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Permitted Debt Offering Obligations affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, this Agreement may be amended or modified, without the consent of any First Lien Secured Party, to the extent necessary to release the First Lien Security Interests in favor of the Collateral Agent on the shares of Equity Interests that are so deemed to no longer constitute part of the Collateral for the relevant Permitted Debt Offering Obligations only. In the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Equity Interests to secure the Permitted Debt Offering Obligations in excess of the amount then pledged without the filing with the SEC (or any other Governmental Authority) of separate financial statements of such Subsidiary, then the Equity Interests of such Subsidiary will automatically be deemed to be a part of the Collateral for the relevant Permitted Debt Offering Obligations. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, nothing in this clause (d) shall limit the pledge of such Equity Interests and other securities from securing the Obligations and the Initial Permitted Debt Offering Obligations at all times or from securing any Permitted Debt Offering Obligations that are not in respect of securities subject to regulation by the SEC for which the applicable Permitted Debt Offering Agreement specifies, or whose Authorized Representative elects to be subject to this paragraph.

SECTION 3.02. Representations and Warranties. The U.S. Borrower represents and warrants, as to itself and the other Grantors, to the Collateral Agent and the First Lien Secured Parties that:

(a) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Closing Date and has been updated accurately in accordance with the terms hereof through the Amendment Effective Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in the Perfection Certificate, are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the First Lien Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the First Lien Obligations and (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and under each Permitted Debt Offering Agreement.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and under each Permitted Debt Offering Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral or (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and under each Permitted Debt Offering Agreement.

SECTION 3.03. Covenants. (a) The U.S. Borrower agrees promptly to notify the Collateral Agent in writing of any change (i) in legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, or (iii) in the jurisdiction of organization of any Grantor.

(b) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement and under each Permitted Debt Offering Agreement.

(c) The U.S. Borrower agrees, on its own behalf and on behalf of each other Grantor, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith.

(d) At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement and under each Permitted Debt Offering Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any Permitted Debt Offering Agreement and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within 10 days after demand for any payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization. Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any First Lien Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein, in the other Loan Documents and in each Permitted Debt Offering Agreement.

(e) Each Grantor (rather than the Collateral Agent or any First Lien Secured Party) shall remain liable (as between itself and any relevant counterparty) to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the First Lien Secured Parties from and against any and all liability for such performance.

SECTION 3.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral and evidencing an amount in excess of $10,000,000, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable First Lien Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b) Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable First Lien Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request and following the occurrence of an Event of Default such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property are held by any Grantor or its nominee through a securities intermediary or commodity intermediary, upon the Collateral Agent’s request following the occurrence of an Event of Default, such Grantor shall immediately notify the Collateral Agent thereof and at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent shall either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Collateral Agent to such commodity intermediary, in each case without further consent of any Grantor or such nominee, or (ii) in the case of financial assets or other Investment Property held through a securities intermediary, arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Collateral Agent agrees with each of the Grantors that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Collateral Agent is the securities intermediary.

(c) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated by such Grantor to exceed $10,000,000 and for which a complaint in a court of competent jurisdiction has been filed (or with respect to which such Grantor’s affirmative intent to file such a complaint or to settle the claim absent court proceeding has been documented in writing to the obligor of such claim), the Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Collateral Agent, for the benefit of the First Lien Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

ARTICLE IV

Remedies

SECTION 4.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the First Lien Obligations under the Uniform Commercial Code or other applicable law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with notice thereof prior to or promptly after such exercise; and (iv) subject to the mandatory requirements of applicable law and the notice requirements described below, to sell or otherwise dispose of all or any part of the Collateral securing the First Lien Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any First Lien Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such First Lien Secured Party from any Grantor as a credit against the purchase price, and such First Lien Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the First Lien Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after notice to the U.S. Borrower of its intent to exercise such rights, for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies if insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or any equivalent provision of any Permitted Debt Offering Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Collateral Agent and shall be First Lien Obligations secured hereby.

SECTION 4.02. Application of Proceeds. (a) The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in the order provided for in the Intercreditor Agreement.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(b) In making the determination and allocations required by this Section 4.02, the Collateral Agent may conclusively rely upon information supplied by the Administrative Agent as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the First Lien Obligations, and the Collateral Agent shall have no liability to any of the First Lien Secured Parties for actions taken in reliance on such information, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any First Lien Secured Party in any information so supplied. All distributions made by the Collateral Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Collateral Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

ARTICLE V

Indemnity, Subrogation, Subordination and Certain Dutch Matters

SECTION 5.01. Indemnity. In addition to all such rights of indemnity and subrogation as the Grantors may have under applicable law (but subject to Section 5.03), each Borrower agrees that, in the event any assets of any Grantor (other than a Borrower primarily liable for such obligation) shall be sold pursuant to this Agreement or any other Collateral Document to satisfy in whole or in part an obligation owed to any First Lien Secured Party, the relevant Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 5.02. Contribution and Subrogation. Each Grantor other than with respect to First Lien Obligations for which such Grantor is primarily liable as a Borrower (a “Contributing Party”) agrees (subject to Section 5.03) that, in the event assets of any other Grantor other than such Borrower shall be sold pursuant to any Collateral Document to satisfy any First Lien Obligation of such Borrower owed to any First Lien Secured Party and such other Grantor (the “Claiming Party”) shall not have been fully indemnified by such Borrower as provided in Section 5.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the greater of the book value or the fair market value of such assets, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the Closing Date and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the Closing Date (or, in the case of any Grantor becoming a party to the Original Security Agreement or hereto pursuant to Section 6.14 thereof or hereof, the date of the Security Agreement Supplement hereto executed and delivered by such Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 5.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.

SECTION 5.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors under Sections 5.01 and 5.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the First Lien Obligations. No failure on the part of any Borrower or any Grantor to make the payments required by Sections 5.01 and 5.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

(b) Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Collateral Agent all Indebtedness owed to it by any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the First Lien Obligations.

SECTION 5.04. Certain Dutch Matters. Any obligation, guarantee, undertaking or security granted or assumed by a Person incorporated or organized under the laws of The Netherlands pursuant to this Agreement or any other Loan Document or Secured Credit Document (as defined in the Intercreditor Agreement) shall be deemed not to be undertaken or incurred by such Person to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207(c) or 2:98(c) of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement, the other Loan Documents and Secured Credit Documents (as defined in the Intercreditor Agreement) shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Persons incorporated under the laws of The Netherlands will continue to guarantee and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

ARTICLE VI

Miscellaneous

SECTION 6.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement (whether or not then in effect) and all notices to any holder of obligations under any Permitted Debt Offering Agreement, at its address set forth in the First Lien Secured Party Consent or the Intercreditor Agreement, as such address may be changed by written notice to the Collateral Agent and Nielsen. All communications and notices hereunder to any Grantor other than the U.S. Borrower shall be given to it in care of the U.S. Borrower as provided in Section 10.02 of the Credit Agreement (whether or not then in effect) or, if the Credit Agreement is no longer outstanding, the equivalent provision of each Permitted Debt Offering Agreement. Notwithstanding anything to the contrary herein or in any other document, the Collateral Agent shall not be required to give any notice, forward any document or initiate any communication to any First Lien Secured Party unless expressly required to do so pursuant to the Credit Agreement or the Intercreditor Agreement.

SECTION 6.02. Waivers; Amendment. (a) No failure or delay by any First Lien Secured Party in exercising any right or power hereunder or under any other Loan Document or Permitted Debt Offering Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the First Lien Secured Parties hereunder and under the other Loan Documents and Permitted Debt Offering Agreements are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any First Lien Secured Party may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent, the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, and each other Authorized Representative to the extent required by (and in accordance with) the applicable Permitted Debt Offering Agreement, subject to any consent required in accordance with Section 10.01 of the Credit Agreement, the equivalent provision of each Permitted Debt Offering Agreement, or as otherwise required by the Intercreditor Agreement or another applicable intercreditor agreement.

SECTION 6.03. Collateral Agent’s Fees and Expenses; Indemnification.

(a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement (whether or not then in effect) and the equivalent provision of each Permitted Debt Offering Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, the U.S. Borrower agrees to indemnify the Collateral Agent and each Agent-Related Person, each Lender, each “Lender” under and as defined in the Initial Permitted Debt Offering Agreement and (to the extent provided in the applicable Permitted Debt Offering Agreement with respect to such First Lien Secured Party) any other First Lien Secured Party and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing or any agreement or instrument contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or of any Affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be First Lien Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement, any other Loan Document or any Permitted Debt Offering Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the First Lien Obligations, the invalidity or unenforceability of any term or provision of this Agreement, any other Loan Document or any Permitted Debt Offering Agreement or any investigation made by or on behalf of the Collateral Agent or any other First Lien Secured Party. All amounts due under this Section 6.03 shall be payable within 10 days of written demand therefor.

SECTION 6.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 6.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents, each Permitted Debt Offering Agreement and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, any other Loan Document or any Permitted Debt Offering Agreement shall be considered to have been relied upon by the applicable First Lien Secured Parties and shall survive the execution and delivery of the Loan Documents, each Permitted Debt

Offering Agreement and the making of any Loans, issuance of any Letters of Credit, or other extensions of credit regardless of any investigation made by any First Lien Secured Party or on its behalf and notwithstanding that any First Lien Secured Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any Permitted Debt Offering Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or note or other Indebtedness or any fee or any other amount payable under any Loan Document or any Permitted Debt Offering Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments (as defined in the Credit Agreement) have not expired or terminated.

SECTION 6.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other First Lien Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement and the Credit Agreement and not prohibited by each Permitted Debt Offering Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 6.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.08. Right of Set-Off. In addition to any rights and remedies of the First Lien Secured Parties provided by Law and the Credit Agreement and the Permitted Debt Offering Agreements, upon the occurrence and during the continuance of any Event of Default, each First Lien Secured Party and its Affiliates is authorized at any time and from time to time, without prior notice to the U.S. Borrower or any other Loan Party, any such notice being waived by the U.S. Borrower and each Loan Party to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such First Lien Secured Party and its Affiliates to or for the credit or the account of the respective Loan Parties against any and all obligations owing to such First Lien Secured Party and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such First Lien Secured Party or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each First Lien Secured Party agrees promptly to notify the U.S. Borrower and the Collateral Agent after any such set off and application made by such First Lien Secured Party; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each First Lien Secured Party under this Section 6.08 are in addition to other rights and remedies (including other rights of set-off) that such First Lien Secured Party may have and are subject to the Intercreditor Agreement.

SECTION 6.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement, any other Loan Document or any Permitted Debt Offering Agreement shall affect any right that any First Lien Secured Party may otherwise have to bring any action or proceeding relating to this Agreement, any other Loan Document or any Permitted Debt Offering Agreement against any Grantor or its properties in the courts of any jurisdiction.

(c) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, any other Loan Document or any Permitted Debt Offering Agreement in any court referred to in paragraph (b) of this Section 6.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement, any other Loan Document or any Permitted Debt Offering Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 6.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY

OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, ANY PERMITTED DEBT OFFERING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10.

SECTION 6.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.12. Security Interest Absolute. Except as otherwise set forth herein regarding the obligations of the Third Party Pledgor, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any Permitted Debt Offering Agreement, any agreement with respect to any of the First Lien Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the First Lien Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any Permitted Debt Offering Agreement, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the First Lien Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the First Lien Obligations or this Agreement.

SECTION 6.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all First Lien Obligations when all the outstanding First Lien Obligations have been paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Obligations have been reduced to zero and the L/C Issuers have no further obligations to issue Letters of Credit under the Credit Agreement and all other Permitted Debt Offering Obligations under the Permitted Debt Offering Agreements have been satisfied.

(b) A Grantor (other than the U.S. Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement and each Permitted Debt Offering Agreement as a result of which such Grantor ceases to be a Subsidiary of VNUHF or is otherwise no longer required to be a Grantor hereunder; provided that any necessary parties shall have consented to such transaction (to the extent required by the Credit Agreement or any Permitted Debt Offering Agreement) and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor of any Collateral (other than any transfer of Collateral to another Grantor) that is permitted under the Credit Agreement and each other Permitted Debt Offering Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement and under the equivalent provision of any Permitted Debt Offering Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b), (c), (e) or (f), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.13 shall be without recourse to or warranty by the Collateral Agent.

(e) Solely with respect to any Permitted Debt Offering Obligations, a Grantor shall automatically be released from its obligations hereunder and/or the security interests in any Collateral shall in each case be automatically released, in each case (i) solely with respect to Initial Permitted Debt Offering Obligations, upon the occurrence of any of the circumstances set forth in Section 8.11 of the Initial Permitted Debt Offering Agreement or (ii) with respect to any other Permitted Debt Offering Obligations, other than the Initial Permitted Debt Offering Obligations, upon the occurrence of any of the circumstances set forth under any applicable Permitted Debt Offering Agreement governing such Permitted Debt Offering Obligations, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to any applicable Grantor.

(f) If any Collateral shall become subject to the release provisions set forth in Section 2.04 of the Intercreditor Agreement, the lien created hereunder on such Collateral shall be automatically released to the extent (and only to the extent) provided therein.

SECTION 6.14. Additional Restricted Subsidiaries. Pursuant to Section 6.11 of the Credit Agreement and/or the equivalent provision of any Permitted Debt Offering Agreement, certain Restricted Subsidiaries of the Loan Parties that were not in existence or not Restricted Subsidiaries on the date of the Credit Agreement and/or the applicable Permitted Debt Offering Agreement are required to enter into this Agreement as Grantors upon becoming Restricted Subsidiaries. Upon execution and delivery by the Collateral Agent and a Restricted Subsidiary of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 6.15. Collateral Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Collateral Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Collateral Agent to the U.S. Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other First Lien Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

SECTION 6.16. General Authority of the Collateral Agent.

(a) By acceptance of the benefits of this Agreement and any other Collateral Documents, each First Lien Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (i) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (ii) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such First Lien Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (iii) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document (and any intercreditor agreement) and (iv) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

(b) Notwithstanding anything herein to the contrary, the provisions of this Section 6.16 shall be expanded by Article IV of the Intercreditor Agreement, which provisions shall govern the appointment of Citibank, N.A. as Collateral Agent for the First Lien Secured Parties to the extent of any conflict with this Agreement. The First Lien Secured Parties agree that the Collateral Agent may resign at any time in accordance with the Credit Agreement as in effect on the date hereof and Section 9.09 of the Credit Agreement is deemed incorporated herein.

SECTION 6.17. Miscellaneous.

(a) The Collateral Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

(b) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Collateral Agent shall have received a notice of Event of Default or a notice from the Grantor or the First Lien Secured Parties to the Collateral Agent in its capacity as Collateral Agent indicating that an Event of Default has occurred. The Collateral Agent shall have no obligation either prior to or after receiving such notice to inquire whether an Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice so furnished to it.

(c) Any obligation, guarantee or undertaking granted or assumed by the Third Party Pledgor pursuant to this Agreement shall be subject to the limitations set forth in Section 11.11 of the Credit Agreement.

SECTION 6.18. Subject to Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Collateral Agent pursuant to this Agreement are expressly subject to the Intercreditor Agreement and (ii) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.

SECTION 6.19. Permitted Debt Offering Obligations. On or after the date hereof and so long as such obligations and the liens to secure such obligations are permitted to be incurred under the Credit Agreement and any Permitted Debt Offering Agreement then outstanding, Nielsen may from time to time designate obligations in respect of Indebtedness to be secured on a pari passu basis with the First Lien Obligations as Permitted Debt Offering Obligations hereunder by delivering to the Collateral Agent and each Authorized Representative (a) a certificate signed by a Responsible Officer of Nielsen (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Permitted Debt Offering Obligations for purposes hereof, (iii) representing that such designation of such obligations as Permitted Debt Offering Obligations complies with the terms of the Credit Agreement and any Permitted Debt Offering Agreement then outstanding and (iv) specifying the name and address of the Authorized Representative for such obligations and (b) a fully executed First Lien Secured Party Consent (in the form attached as Annex A). Each Authorized Representative agrees that upon the satisfaction of all conditions set forth in the preceding sentence, the Collateral Agent shall act as agent under and subject to the terms of the Collateral Documents for the benefit of all First Lien Secured Parties, including without limitation, any First Lien Secured Parties that hold any such Permitted Debt Offering Obligations, and each Authorized Representative agrees to the appointment, and acceptance of the appointment, of the Collateral Agent as agent for the holders of such Permitted Debt Offering Obligations as set forth in each First Lien Secured Party Consent and agrees, on behalf of itself and each First Lien Secured Party it represents, to be bound by this Agreement and the Intercreditor Agreement. Each Authorized Representative party to this Agreement on the date hereof shall be deemed to have complied with this Section 6.19 by its execution of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NIELSEN FINANCE LLC

By:	/s/ William Bradley
Name:	William Bradley
Title:	Vice President (Finance)

NMR LICENSING ASSOCIATES, L.P., A LIMITED PARTNERSHIP

BY:	NMR INVESTING I, INC.
ITS GENERAL PARTNER

By:	/s/ Frederick A. Steinmann
Name:	Frederick A. Steinmann
Title:	Executive Vice President

ATHENIAN LEASING CORPORATION NMR INVESTING I, INC.

By:	/s/ Frederick A. Steinmann
Name:	Frederick A. Steinmann
Title:	Executive Vice President

TNC (US) HOLDINGS, INC.

By:	/s/ Harris A. Black
Name:	Harris A. Black
Title:	Vice President

NIELSEN HOLDING AND FINANCE B.V.
(as a Grantor subject to the limitations set forth herein)

By:	/s/ Harris A. Black
Name:	Harris A. Black
Title:	Attorney

NIELSEN FINANCE CO.

By:	/s/ Harris A. Black
Name:	Harris A. Black
Title:	Secretary

A. C. NIELSEN (ARGENTINA) S.A.
A. C. NIELSEN COMPANY, LLC
ACN HOLDINGS INC.
ACNIELSEN CORPORATION
ACNIELSEN ERATINGS.COM
ART HOLDING, L.L.C.
BILLBOARD CAFES, INC.
CZT/ACN TRADEMARKS, L.L.C.
EMIS (CANADA), LLC
FOREMOST EXHIBITS, INC.
MFI HOLDINGS, INC.
NESLEIN HOLDING, L.L.C.
NETRATINGS, LLC
NIELSEN BUSINESS MEDIA, INC.
NIELSEN BUSINESS MEDIA HOLDING COMPANY
NIELSEN GOVERNMENT AND PUBLIC SECTOR, INC.
NIELSEN IAG, INC.
NIELSEN LEASING CORPORATION
NIELSEN MOBILE, LLC
NIELSEN NATIONAL RESEARCH GROUP, INC.
REWARDTV, INC.
THE CAMBRIDGE GROUP, INC.
THE NIELSEN COMPANY (US), LLC
VNU MARKETING INFORMATION, INC.

By:	/s/ Harris A. Black
Name:	Harris A. Black
Title:	Secretary

AGB NIELSEN MEDIA RESEARCH B.V.
THE NIELSEN COMPANY B.V.
VNU INTERMEDIATE HOLDING B.V.
VNU INTERNATIONAL B.V.

By:	/s/ Harris A. Black
Name:	Harris A. Black
Title:	Attorney

CITIBANK, N.A., as
Collateral Agent

By:	/s/ Caesar W. Wyszomirski
Name:	Caesar W. Wyszomirski
Title:	VP

GOLDMAN SACHS LENDING PARTNERS LLC, as
an Authorized Representative

By:	/s/ Teri Streusand
Name:	Teri Streusand
Title:	Authorized Representative